Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Westwater Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	20,000,000 (2)	$0.58(3)	$11,600,000(3)	0.00015310	$1,775.96
Total Offering Amounts							$1,775.96
Total Fee Offsets							--
Net Fee Due							$1,775.96

(1)  Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Common Stock of the Registrant as may become available for issuance pursuant to the Westwater Resources, Inc. 2013 Omnibus Incentive Plan, as amended (the “Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)  Represents the additional shares of Common Stock reserved for issuance under the Plan.

(3)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price is based on the average of the high and low sales price per share of the Registrant’s Common Stock as reported on the NYSE American Stock Exchange on June 25, 2025.